EXHIBIT 2.2

            PREFERRED STOCK PURCHASE AGREEMENT dated as of November 22, 1996 between CORNERSTONE PROPERTIES INC., a Nevada corporation (the "Company"), the NEW YORK STATE TEACHERS' RETIREMENT SYSTEM (the "Purchaser").-

            WHEREAS, the Company wishes to issue and sell to the Purchaser an aggregate of 689,655 shares (the "Preferred Shares") of the 1,034,483 authorized but unissued shares of 8% Cumulative Convertible Preferred Stock, without par value, of the Company (the "8% Preferred Stock"); and

            WHEREAS, the Purchaser, wishes to purchase the Preferred Shares on the terms and subject to the conditions set forth in this Agreement;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:


                            ARTICLE I.  DEFINITIONS

            Section 1.01. DefinitionsDefinitions. As used in this Agreement, the following terms shall have the following meanings:

            "Aggregate Purchase Price" means the amount set forth opposite the Purchaser's name on Schedule 2.01 hereto under the caption "Aggregate Purchase Price."

            "Basic Agreements" means this Agreement and the Stockholders' Agreement.

            "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks are required by law or authorized to close in New York City.

            "By-laws" means the By-laws of the Company, as amended from time to time.

            "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock and all joint venture interests (however designated) whether now outstanding or issued after the Closing Date, including, without limitation, all common stock and all preferred stock.


            "Charter" means the Certificate of Incorporation of the Company, as amended or restated from time to time.

            "Closing" has the meaning specified in Section 2.02.

            "Closing Date" has the meaning specified in Section 2.02.

            "Commission" means the United States Securities and Exchange Commission.

            "Commission Filings" has the meaning specified in Section 4.01(1).

            "Common Stock" means the common stock of the Company, without par value.

            "Conversion Shares" means the Common Stock or other securities issued upon conversion of the 8% Preferred Stock.

            "8% Preferred Stock Series A" means the 8% Cumulative Convertible Preferred Stock Series A of the Company, without par value.

            "Fair Market Value" means the fair market value of the item in question as determined by a majority of the Board of Directors of the Company acting in good faith and in exercise of its fiduciary duties and evidenced by a resolution of the Board of Directors.

            "Lien" means, with respect to any Property, any pledge, mortgage, lien, charge, security interest or encumbrance of any kind in respect of such Property, except that Lien shall not mean any license or right to use intellectual property of the Company granted by the Company or any rights of banks to set off deposits against debts to said banks.

            "Material Adverse Effect" means a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

            "1933 Act" means the United States Securities Act of 1933, as amended, and the rules and, unless the context indicates otherwise, regulations of the Commission thereunder, all as the same shall be in effect from time to time.

            "1934 Act" means the United States Securities Exchange Act of 1934, as amended, and, unless the context indicates otherwise, the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

            "Public Offering" means an underwritten public offering of equity securities of the Company pursuant to an effective registration statement under the 1933 Act.

            "Purchaser" means the New York State Teachers' Retirement System.

            "Qualified Public Offering" means a Public Offering of Common Stock to be listed on the New York Stock Exchange in which (i) the aggregate net proceeds to the Company (after payment of all fees and expenses of the offering and pay-down of any then remaining debt under the Term Loan Agreement, dated as of August 8, 1995, between the Company and Deutsche Bank AG (London)) together with the net proceeds of any prior public offerings of Common Stock listed on the New York Stock Exchange equal or exceed US$200 million, (ii) the expected distributions on shares of Common Stock of the Company for the 12 months following the Qualified Public Offering (as certified by the treasurer or chief financial officer of the Company) divided by the public offering price is less than or equal to 7.75% and (iii) (A) if the Qualified Public Offering is completed in the calendar year 1997 the public offering price is at least $16.00 per share,
      (B) if the Qualified Public Offering is completed in the calendar year 1998 the public offering price is at least $16.50 per share and (C) if the Qualified Public Offering is completed in the calendar year 1999, the public offering price is at least $17.00 per share; provided, however, that a Qualified Public Offering shall be deemed to occur on the first business day after any day the condition set forth in item (i) above and each of the following conditions is true: (x) the day is after a Public Offering and prior to January 1, 2000, (y) the average of the closing prices for shares of Common Stock as reported on the New York Stock Exchange composite tape for the 20 consecutive trading days immediately preceding such day (the "Composite Average") equals or exceeds the applicable minimum price for a public offering to be considered a Qualified Public Offering at such time and (z) the expected distributions on shares of Common Stock of the Company for the 12 months following such day (as certified by the treasurer or chief financial officer of the Company) divided by the Composite Average is less than or equal to 7.75%.

            "Real Property Leases" has the meaning specified in Section
      4.01(p).

            "7% Preferred Stock" means the 7% Cumulative Convertible Preferred Stock of the Company, without par value.

            "Stockholders' Agreement" means the Stockholders' Agreement dated as of November 22, 1996, among the Company, the Purchaser and such other purchasers of 8% Preferred Stock as may become party thereto from time to time, set forth as Exhibit A hereto.

            "Subsidiary" means any company, corporation or joint venture of which at the time of determination the Company, directly and/or indirectly through one or more Subsidiaries, owns, or one or more other Subsidiaries own, more than 50% of the Voting Stock or the Company controls, or one or more other Subsidiaries control, the composition of more than 50% of the board of directors or comparable governing body thereof.

            "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person but does not include Capital Stock having the right to vote in such election solely upon the happening of a contingency unless and until such contingency has occurred, and then only so long as such Capital Stock has voting rights with respect thereto.


            ARTICLE II.  THE SALE AND PURCHASE OF PREFERRED SHARES

            Section 2.01. Obligations to Sell and Purchase the Preferred SharesObligations to Sell and Purchase the Preferred Shares. In reliance upon the representations and warranties made herein and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the number of Preferred Shares set forth opposite the name of the Purchaser under the heading "Number of Preferred Shares to be Purchased" on Schedule 2.01, at the aggregate purchase price set forth opposite the name of the Purchaser under the heading "Aggregate Purchase Price" on Schedule 2.01.

            Section 2.02. The Closing.The Closing. The closing shall take place at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, on November 22, 1996, or at such other location, date and time as may be agreed upon between the Purchaser and the Company (such closing being called the "Closing" and such date and time being called the "Closing Date"). At the Closing, the Company shall issue and deliver to the Purchaser a stock certificate or certificates in definitive form, registered in the name of the Purchaser, representing the Preferred Shares being purchased by it at the Closing. As payment in full for the Preferred Shares being purchased by it under this Agreement, and against delivery of the stock certificate or certificates therefor on the Closing Date, the Purchaser shall deliver to the Company a check payable to the order of the Company in the amount set forth opposite the name of the Purchaser under the heading "Aggregate Purchase Price" on Schedule 2.01, or shall transfer such amount to the account of the Company by wire transfer.

            Section 2.03. Further Action.Further Action. During the period from the date hereof to the Closing Date, the Company and the Purchaser shall use its best efforts and take all action necessary or appropriate to satisfy the closing conditions contained in Section 3 hereof and to cause its respective representations and warranties contained in Section 4 hereof to be complete and correct as of the Closing Date, after giving effect to the transactions contemplated by this Agreement.


                           ARTICLE III.  CONDITIONS

            Section 3.01. Conditions to the Obligations of the PurchaserConditions to the Obligations of the Purchaser. The obligations of the Purchaser under this Agreement shall be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

            (a) Stock Certificates. The Company shall have issued and delivered to the Purchaser a stock certificate or certificates in definitive form, registered in the name of the Purchaser, representing the Preferred Shares being purchased by the Purchaser on the Closing Date;

            (b) Opinions of Company's Counsel. The Purchaser shall have received from Shearman & Sterling, counsel for the Company, and from Lionel, Sawyer & Collins, Nevada counsel for the Company, opinions dated the Closing Date in form and substance satisfactory to the Purchaser.

            (c) Representations and Warranties Complete and Correct. The representations and warranties of the Company contained in Section 4.01 hereof shall have been complete and correct in all material respects as of the Closing Date.

            (d) Compliance with this Agreement. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein which are required to be performed or complied with by it on or before the Closing Date.

            (e) Officers' Certificate. The Purchaser shall have received a certificate, dated the Closing Date and signed by the President or any Vice President and attested by the Secretary of the Company, certifying that the conditions set forth in Sections 3.01(c) and 3.01(d) are satisfied on and as of such date.

            (f) Consents; Permits. The Company shall have received all consents, permits, approvals and other authorizations that may be required from, and made all such filings and declarations that may be required with, any person pursuant to any law, statute, regulation or rule (federal, state, local and foreign), or pursuant to any agreement, order or decree by which the Company or any of its assets is bound, in connection with the transactions contemplated by this Agreement, except for (a) notice requirements which may be fulfilled subsequent to the Closing Date and (b) consents, permits, approvals, authorizations, filings and declarations the failure to obtain or to undertake (i) could not have a Material Adverse Effect on the Company or (ii) could not adversely affect the ability of the Company to perform its obligations under the Basic Agreements or any agreement executed in accordance therewith.

            (g) Stockholders' Agreement. The Company shall have executed and delivered the Stockholders' Agreement.

            (h)   [Reserved].

            (i) Supporting Documents. The Purchaser and its counsel shall have received copies of the following documents:

            (i) (A) the Charter, certified as of a recent date by the appropriate authority of the Company's jurisdiction of incorporation, and (B) a certificate of such authority dated as of a recent date as to the due incorporation and good standing of the Company, the payment of all franchise and excise taxes by the Company and listing all documents of the Company on file with said authority;

            (ii) a certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the Bylaws of the Company as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors or the stockholders of the Company authorizing the execution, delivery and performance of the Basic Agreements, the issuance, sale and delivery of the Preferred Shares and the reservation, issuance and delivery of the Conversion Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by the Basic Agreements; (C) that the Charter has not been amended since the date of the last amendment or restatement referred to in the certificate delivered pursuant to clause (i)(B) above; (D) that the By-laws have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (ii)(A) above; and (E) the incumbency and specimen signature of each officer of the Company executing any Basic Agreement, the stock certificates representing the Preferred Shares and any agreement, certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii)(E); and

            (iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchaser may reasonably request.

            Section 3.02. Conditions to the Obligations of the CompanyConditions to the Obligations of the Company. The Company's obligations under this Agreement shall be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

            (a) Opinion of Purchaser's Counsel. The Company shall have received from the Purchaser and from King & Spalding, special counsel to the Purchaser, opinions dated the Closing Date in form and substance satisfactory to the Company.

            (b) Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein which are required to be performed or complied with by it on or before the Closing Date.

            (c) Purchaser's Representations and Warranties Complete and Correct. The Purchaser's representations and warranties contained in Section 4.02 of this Agreement shall be complete and correct when made and shall be complete and correct at and as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, as if made on and as of such date.

            (d) Officers' Certificate. The Company shall have received a certificate, dated the Closing Date and signed by the President or any Vice President and attested by the Secretary of the Purchaser, certifying that the conditions set forth in Sections 3.02(b) and 3.02(c) are satisfied on and as of such date.

            (e) Additional Documents. The Company shall have received such additional supporting documents and other information with respect to the operations and affairs of the Purchaser as the Company may reasonably request.


                  ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

            Section 4.01.  Representations and Warranties of the
CompanyRepresentations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

            (a) Organization, Good Standing and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each of the Company and its Subsidiaries has all requisite corporate power and authority under such laws to own or lease and operate its properties and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires it to so qualify or be licensed, except where the failure to so qualify or be licensed or be in good standing would not have a Material Adverse Effect. The Company has the corporate power and authority to execute, deliver and perform the Basic Agreements, to issue, sell and deliver the Preferred Shares and, upon conversion thereof, to issue and deliver the Conversion Shares.

            (b) Authorization, Enforceability. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Basic Agreements, the performance of all obligations of the Company thereunder and the authorization, issuance, sale and delivery of the Preferred Shares and the Conversion Shares has been taken or will be taken prior to the Closing. The Basic Agreements have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

            (c) No Conflict. The execution and delivery by the Company of the Basic Agreements, the performance by the Company of its obligations thereunder, the issuance, sale and delivery of the Preferred Shares and, upon conversion thereof, the issuance and delivery of the Conversion Shares, will not violate any provision of law, the Charter or By-laws of the Company, or, any order of any court or other agency of government, or conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any indenture, agreement or other instrument by which the Company or any of its properties or assets is bound, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever known to the Company upon any of the properties or assets of the Company or trigger any remedy provision in any agreement or cause an adjustment in the Company's equity interest in any partnership or joint venture.

            (d) Outstanding Options, Etc. As of the Closing Date, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock except for (1) the conversion privileges of the 7% Preferred Stock, the 8% Preferred Stock and the 8% Preferred Stock Series A and (2) options to purchase up to 952,500 shares of Common Stock that have been issued to directors and employees of the Company.

            (e)   Valid Issuance of Securities.

            (i) The Preferred Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable. The Common Stock issuable upon conversion of 8% Preferred Stock has been duly and validly reserved for issuance, and upon issuance in accordance with the Charter, shall be duly and validly issued, fully paid and non-assessable.

            (ii) Neither the issuance, sale or delivery of the Preferred Shares nor, upon the conversion thereof, the issuance or delivery of the Conversion Shares is subject to any preemptive right of stockholders of the Company arising under law or the Charter or By-laws of the Company, to any contractual right of first refusal or other right in favor of any person.

            (f) Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of the Basic Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated thereby, or that might, either individually or in the aggregate, have a Material Adverse Effect on the Company, or result in any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

            (g) Governmental Consents. Assuming the accuracy of the representations and warranties of the Purchaser set forth in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

            (h) Compliance with Law and Other Instruments. The Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to it or by which any of its property or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which the Company or any property or asset of the Company is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

            (i) Disclosure. The Company has fully provided each Purchaser with all the information which such Purchaser has requested for deciding whether to acquire the Preferred Shares and all information which the Company believes is reasonably necessary to enable such Purchaser to make such decision, including the Company's Executive Summary and Property Information Book, as amended or supplemented from time to time (the "Executive Summary"). Neither the Executive Summary, this Agreement nor any other statement or certificate made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, except that, with respect to projections contained in the Executive Summary, the Company represents only that such projections were prepared in good faith and that the Company believes there is a reasonable basis for such projections.

            (j) Securities Reports. All forms, reports, statements and other documents filed by the Company with the Commission were prepared in all material respects in accordance with the requirements of applicable law and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (k) Taxes. The Company elected to be taxable as a real estate investment trust for federal income tax purposes beginning with 1982, its first year of existence. The Company has filed all material income and franchise tax returns required by applicable law to be filed by it, and has timely paid all taxes shown due on such returns. There is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any tax or tax deficiency against the Company. There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any tax. The Company has not filed any agreement or consent under Section 341(f) of the Internal Revenue Code of 1986, as amended.

            (l) No Material Adverse Change. Subsequent to December 31, 1995 and prior to the Effective Time, except as set forth in or contemplated by the Company's Form 10K for its fiscal year ended December 31, 1995, its Form 10Qs for the first three fiscal quarters of fiscal 1996, its proxy statement for its June 20, 1996 meeting of stockholders (the "Commission Filings") and this Agreement, (i) there has not been any material adverse change or any development involving a prospective material adverse change, in the business, properties, business prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, arising for any reason whatsoever, (ii) neither the Company nor any Subsidiary has incurred or will incur any material liabilities or obligations, direct or contingent, nor has the Company or any Subsidiary entered into nor will it enter into any material transactions other than pursuant to this Agreement, the issuance of $66,500,000 of 8% Cumulative Convertible Preferred Stock, Series A, the acquisition of the Frick Building in Pittsburgh, Pennsylvania and the acquisition of One Lincoln Centre, Oakbrook Terrace, Illinois and (iii) neither the Company nor any Subsidiary has or will have purchased any of its outstanding capital stock.

            (m) Title to Properties. To the Company's knowledge, the Company and the Subsidiaries have good and marketable title to [the Frick Building], One Lincoln Centre, Oakbrook Terrace, Illinois and all properties and assets described in the Commission Filings or the Executive Summary as owned by them, free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages, defects or restrictions, except such as are described in the Commission Filings or the Executive Summary or such as do not have a Material Adverse Effect.

            (n) Compliance with Laws. To the Company's knowledge, (a) the operations of the Company and each Subsidiary with respect to any real property currently leased or owned or by any means controlled by it are in compliance in all material respects with all applicable federal, state, and local laws, ordinances, rules, and regulations relating to occupational health and safety and the environment, and the Company and each Subsidiary has all licenses, permits and authorizations necessary to operate under all such laws, ordinances, rules and regulations and are in compliance with all terms and conditions of such licenses, permits and authorizations except where the failure to comply would not have a Material Adverse Effect; (b) neither the Company nor any Subsidiary has authorized or conducted or has knowledge of the generation, transportation, storage, use, treatment, disposal or release of any hazardous substance, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, petroleum product, natural gas, liquefied gas or synthetic gas defined or regulated under any environmental law on, in or under any real property of the Company or any Subsidiary in any amount which has a Material Adverse Effect; and (c) there is no pending or, to the best knowledge of the Company, any threatened claim, litigation or any administrative agency proceeding, nor has the Company or any Subsidiary received any written or oral notice from any governmental entity or third party, that (i) alleges a violation of any laws, ordinances, rules and regulations by the Company or such Subsidiary; (ii) alleges the Company or such Subsidiary is a liable party under the Comprehensive Environmental Response Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq, or any state superfund law; (iii) alleges possible contamination of the environment by the Company or such Subsidiary; or (iv) alleges possible contamination of real property of the Company or any Subsidiary, which, in any such case, is likely to have a Material Adverse Effect.

            (o) Insurance. Each parcel of real property currently owned or leased by the Company or any of its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged and the Company has no reason to believe that the Company or any of its Subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their businesses at a cost that would not have a Material Adverse Effect.

            (p) Real Property Leases. The leases set forth on Schedule 4.01(p) hereto (the "Real Property Leases") are all of the leases with tenants who leased from the Company or any of its Subsidiaries 50,000 square feet or more in any one of the Frick Building, Pittsburgh, Pennsylvania, One Lincoln Centre, Oakbrook Terrace, Illinois, or any of the other office buildings described in the Commission Filings as owned by the Company or any of its Subsidiaries. Each of the Real Property Leases is valid and enforceable in accordance with its terms with respect to the Company or the Subsidiary of the Company party thereto, and, to the knowledge of the Company, is valid and enforceable in accordance with its terms with respect to each other party thereto. To the knowledge of the Company, there is no existing breach, default or event of default or any event that with notice or lapse of time or both would constitute a breach, default or event of default by the Company or any Subsidiary of the Company under any of the Real Property Leases. Neither the Company nor any of its Subsidiaries has received notice of, or made a claim with respect to, any breach or default by any other party to any of the Real Property Leases. Neither the Company nor any Subsidiary of the Company has received notice, or has actual knowledge, that any of the Real Property Leases which is subject to renewal will not be renewed, or that a tenant a party to a Real Property Lease will vacate the premises upon expiration of such lease, except for the lease by Apache Corporation of 160,000 square feet in One Norwest Center, Denver, Colorado.

            Section 4.02. Representations and Warranties of the Purchaser.Representations and Warranties of the Purchaser. The Purchaser understands that the Preferred Shares are being offered and sold without registration under the 1933 Act in reliance upon the exemption provided in
Section 4(2) of the 1933 Act. The Purchaser further understands that such exemption depends in part upon, and such Preferred Shares are being sold in reliance on, the representations and warranties set forth in this Section. The Purchaser represents and warrants to the Company that:

            (a) Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

            (b) Purchase Entirely for Own Account. The Preferred Shares will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Preferred Shares.

            (c) Investment Experience. The Purchaser is an experienced investor and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Shares.

            (d) Restricted Securities. The Purchaser understands that the Preferred Shares, and the shares of Common Stock issuable upon conversion thereof, are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such shares may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with SEC Rules 144 and 144A, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the 1933 Act.

            (e) Access to Information. The Purchaser has had access to the management and records of the Company and has had an opportunity to ask questions of management of the Company regarding its business and affairs.


                           ARTICLE V.  MISCELLANEOUS

            Section 5.01. ExpensesExpenses. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Purchaser in connection with the execution and delivery of the Basic Documents and the other documents to be delivered under the Basic Documents.

            Section 5.02. AssignmentAssignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company (which consent may be granted or withheld in the sole discretion of the Company) and provided, that any such permitted assignee shall execute the Basic Agreements and become party thereto.

            Section 5.03. Benefit; Successors and AssignsBenefit; Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not inure to the benefit of any successor or assignee unless such assignee shall have complied with the terms of Section 5.02. Nothing in this Agreement either express or implied is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement.

            Section 5.04. NoticesNotices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, or telecopied in the case of non-U.S. residents, addressed as follows:

            (a)   if to the Company:

                  126 East 56th Street
                  New York, New York 10022
                  Attention:  President

                  with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York 10022
                  Attention:  F. H. Moore, Jr.

            (b) if to the Purchaser, to the address set forth below the signature block for the Purchaser;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. All notices, requests, consents and other communications hereunder shall be deemed to have been duly given or served on the date on which personally delivered or on the date actually received, if sent by mail, telecopier or telex, with receipt acknowledged.

            Section 5.05. Governing LawGoverning Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            Section 5.06. Entire AgreementEntire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

            Section  5.07.  CounterpartsCounterparts.   This  Agreement  may  be
executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 5.08. AmendmentsAmendments. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the holders of at least a majority of the outstanding shares of 8% Preferred Stock.

            Section 5.09. SeverabilitySeverability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

            Section 5.10. Titles and SubtitlesTitles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

            Section 5.11. Further AssurancesFurther Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Preferred Shares.

           IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement as of the day and year first above written.



                                          CORNERSTONE PROPERTIES INC.



                                       By:
                                      Name:
                                     Title:







                                     NEW YORK STATE TEACHERS' RETIREMENT
                                     SYSTEM




                                       By:
                                      Name:
                                     Title:

                                 Schedule 2.01
                                      To
                      Preferred Stock Purchase Agreement
      dated as of November 22, 1996 between Cornerstone Properties Inc., and the New York State Teachers' Retirement System.



                              Number of Preferred
Purchaser                     Shares To Be Purchased  Aggregate Purchase Price

New York State Teachers'
     Retirement System              689,655                $100,000,000

                               Schedule 4.01(p)
                                      To
                      Preferred Stock Purchase Agreement
      dated as of November 22, 1996 between Cornerstone Properties Inc., and the New York State Teachers' Retirement System.

                            Cornerstone Properties
                    Leases Greater Than 50,000 Square Feet


============================---------------------------------------============
         Building                   Tenant Name          Sq. Ft.   Expiration
============================---------------------------------------============
Norwest Center              Norwest Corporation            451,079        2018
                            Faegre & Benson                195,918        1998
                            KPMG Peat Marwick               75,152        2009
                            Merchant, Gould, et al.         55,895        2000
============================---------------------------------------============
One Norwest Center          Norwest Bank Denver N.A.       582,766        2013
                            Newmont Gold Company           166,659        1999
                            Apache Corporation             160,455        1997
============================---------------------------------------============
Washington Mutual Tower     Perkins Coie                   182,152        2004
                            Washington Mutual Savings      151,519        2007
                            Bank                            50,574        2004
                            Karr Tuttle Campbell
============================---------------------------------------============
125 Summer Street           Deloitte & Touche              120,624        1999
                            Bank of Tokyo Financial         94,211        2002
                            Corp.                           85,169        2000
                            Burns & Levinson
============================---------------------------------------============
One Lincoln Centre          Superior Bank                   56,645        2002
===============================================================================

===============================================================================

                                   EXHIBIT A


                          [Stockholders' Agreement]

                                PREFERRED STOCK
                              PURCHASE AGREEMENT



                                    between



                          CORNERSTONE PROPERTIES INC.

                                      and

                  NEW YORK STATE TEACHERS' RETIREMENT SYSTEM





                         Dated as of November 22, 1996

                               TABLE OF CONTENTS


                                                                            Page


ARTICLE I.  DEFINITIONS....................................................  1
      Section 1.01.  Definitions...........................................  1

ARTICLE II.  THE SALE AND PURCHASE OF PREFERRED SHARES.....................  4
      Section 2.01.  Obligations to Sell and Purchase the Preferred
            Shares.........................................................  4
      Section 2.02.  The Closing...........................................  4
      Section 2.03.  Further Action........................................  4

ARTICLE III.  CONDITIONS...................................................  4
      Section 3.01.  Conditions to the Obligations of the Purchaser........  5
      Section 3.02.  Conditions to the Obligations of the Company..........  6

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES................................  7
      Section 4.01.  Representations and Warranties of the Company.........  7
      Section 4.02.  Representations and Warranties of the Purchaser....... 12

ARTICLE V.  MISCELLANEOUS.................................................. 13
      Section 5.01.  Expenses.............................................. 13
      Section 5.02.  Assignment............................................ 13
      Section 5.03.  Benefit; Successors and Assigns....................... 13
      Section 5.04.  Notices............................................... 13
      Section 5.05.  Governing Law......................................... 14
      Section 5.06.  Entire Agreement...................................... 14
      Section 5.07.  Counterparts.......................................... 14
      Section 5.08.  Amendments............................................ 14
      Section 5.09.  Severability.......................................... 14
      Section 5.10.  Titles and Subtitles.................................. 15
      Section 5.11.  Further Assurances.................................... 15


Schedule 2.01       Purchaser Schedule
Schedule 4.01(p)    Schedule of Real Property Leases
EXHIBIT A   Stockholders' Agreement, dated as of November 22, 1996, between the Company and the Purchaser